Exhibit 99.1

Fiscal Quarter Ended
October 31, 2010

Mass Megawatts  Wind Power, Inc. (MMMW) Announces Results for Second Fiscal Quarter

WORCESTER, MA., December 15, 2010 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board: MMMW.OB) reports a net loss of one cent per share or $124,102 in the three month period  ending October 31,2010. In the same period last year, Mass Megawatts  (MMMW) reported a net loss of three cents per share or $181,537 for the same fiscal quarter ending October 31,2009.

Mass Megawatts Wind Power, Inc. (MMMW), a company with less than ten million shares issued and outstanding, is nearing the completion of its current goals related to the mass  production of their MAT wind turbines.

In recent news, Mass Megawatts Wind Power, Inc. improved its product design in order to reduce the cost of wind power using modified augmenters and   more efficient blades.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts’ ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc.’s to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by  Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com
OTC Bulletin Board: MMMW